EXHIBIT 99.1
TRIPLE-S MANAGEMENT CORPORATION ANNOUNCES
COMPLETION OF MERGER OF SUBSIDIARIES
SAN JUAN, PUERTO RICO, July 5, 2006 - Triple-S Management Corporation (the “Corporation” or “Triple-S Group”) announced today that it completed the merger transaction by and between Seguros de Vida Triple-S, Inc. and Great American Life Assurance Company of Puerto Rico (“GA Life”). On January 31, 2006, the Corporation had announced that it had completed the acquisition of 100% of the outstanding shares of GA Life from Great American Financial Resources, Inc.
The Corporation had requested approval from the Office of the Commissioner of Insurance of Puerto Rico to merge Seguros de Vida Triple-S, Inc. into GA Life. The Corporation received the approval from the Commissioner on June 30, 2006. With the completion of this merger, GA Life now has $394.2 million in assets and 797 employees throughout Puerto Rico. It holds one of the leading positions within the individual life insurance market in Puerto Rico. Its portfolio includes life insurance, cancer policies, annuities, and funeral insurance for individuals, complementing the group insurance products and services offered by the Triple-S Group.
Triple-S Management Corporation is the holding company of the entities that comprise the Triple-S Group that include the health insurance company Triple-S, Inc., an independent licensee of the Blue Cross Blue Shield Association; the life insurance company Great American Life Assurance Company of Puerto Rico; the property and casualty insurance company Seguros Triple-S, Inc.; Triple-C, Inc., the company that manages the Health Reform for Triple-S, Inc. and third party administrator of health services; and Signature Insurance Agency. In addition, Triple-S Management Corporation is the holding company of Interactive Systems, Inc., the entity that provides the technology services for all of the subsidiaries of Triple-S Management Corporation.
This press release may contain forward-looking statements with respect to the financial condition, results of operation and businesses of Triple-S Group and GA Life within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements that relate to future financial performance and condition. These forward-looking statements, involve certain risks and uncertainties, many of which are beyond Triple-S Group and GA Life’s control. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others: (1) the success of Triple-S Group at integrating GA Life into its organization; (2) the risk that the cost savings and any revenue synergies from the merger may not be fully realized or may take longer to realize than expected; (3) operating costs and business disruption, including difficulties in maintaining relationships with employees, customers or suppliers, may be greater than expected following the transaction; (4) deterioration in general economic conditions, internationally, nationally or in any particular State; (5) increased competitive pressure among insurance companies; (6) legislative or regulatory changes, or the adoption of new regulations, adversely affecting the businesses in which Triple-S Group and/or GA Life engage; (7) the impact of terrorist acts or military actions; or (8) the impact of earthquakes, hurricanes or other natural disasters. Forward-looking statements speak only as of the date they are made, and Triple-S Group and GA Life disclaim any duty to update any forward- looking statements after the date that such statement is made.